EXHIBIT 10.29


                            U.S. WIRELESS DATA, Inc.


This  agreement is entered  into on this day of September  22, 1998 between U.S.
Wireless  Data,  Inc.   ("USWD"),   and  John  Liviakis  of  Liviakis  Financial
Communications, Inc.

WHEREAS, John Liviakis will provide bridge financing of $1,300,000 to USWD on September 22, 1998.

THEREFORE, USWD agrees to:

1) Reimburse John Liviakis within 5 business days following the receipt of proceeds from a financing event. The note is due in full no later than January 1, 1999.

2) Upon repayment of the note, USWD will pay interest on this note at eight percent (8%) per annum.

3) The balance of the note will be secured by all tangible and intangible assets of the Company with the following exceptions.

               The Company is considering financing the TRANZ Enabler units, which are and will continue to be deployed with merchants. The TRANZ Enabler asset and/or portion of the monthly transaction revenue related to the repayment of the equipment financing may be excluded from the security interest described above.

               The Company granted Houlihan Lokey Howard & Zukin Capital a secured position as detailed in the agreement of June 19, 1998.

               The Company is in the process of negotiating bridge financing and reserves the right to modify the terms of the security interest described above if required to allow for a successful funding of such bridge.

4) There are no fees, warrants or conversion rights associated with this note.

This Note is executed and agreed upon on September 22, 1998.

U.S. Wireless Data, Inc.                 Liviakis Financial Communications, Inc.

/s/ Robert E. Robichaud                  /s/ John Liviakis
----------------------------             ----------------------
By Robert E. Robichaud                   By John Liviakis
Chief Financial Officer                  President